Exhibit 7.1

TERMINATION AND MUTUAL RELEASE AGREEMENT

This Termination and Mutual Release Agreement (the “Agreement”) is made and entered into as of July 31, 2018 (the “Effective Date”) by and among (i) Origo Acquisition Corporation, a Cayman Islands company (including the Successor from and after the Conversion (as defined below), “OAC”), (ii) Hightimes Holding Corp., a Delaware corporation (the “Company”), (iii) HTHC Merger Sub, Inc., a Delaware corporation and a newly-formed wholly-owned subsidiary of OAC (“Merger Sub”), and (iv) Jose Aldeanueva, solely in the capacity as the OAC Representative pursuant to the designation in Section 10.13 (the “OAC Representative”). OAC, the Company, Merger Sub and the OAC Representative is hereinafter sometimes individually referred to as a “Party” and collectively, as the “Parties.”

WITNESSETH:

A.	The Parties are the signatories to that certain Merger Agreement, dated July 24, 2017, among the Parties, as amended by a first amendment, dated as of September 27, 2017, as amended by a second amendment, dated as of February 28, 2018 and as further amended by a third amendment, dated as of May 22, 2018 (collectively, the “Merger Agreement”); and

B.	Under the terms of the Merger Agreement, the Company is entitled upon written notice to OAC to terminate the Merger and the Merger Agreement, immediately upon written notice given by the Company to OAC, at any time from and after April 15, 2018; and

C.	The Company desires to exercise its right to terminate the Merger Agreement

NOW, THEREFORE, in consideration of the premises set forth above, the Parties hereby agree as follows:

1. Definitions. Unless otherwise expressly defined herein, all capitalized terms used in this Amendment shall have the same meaning as they are defined in the Merger Agreement.

2.       Termination of Merger Agreement and Merger. The Company hereby exercises its unilateral right under the Merger Agreement to terminate the Merger Agreement, the proposed Merger and all of the other transactions contemplated by the Merger Agreement. The other Parties hereto do hereby acknowledge such termination and do hereby agree to the terms and conditions set forth herein. Each of the Parties do hereby agree that the Merger Agreement, the proposed Merger and all other Transaction Documents, be, and the same hereby are, terminated and without any further force or effect.

3.       Mutual Release of All Claims.

(a)       As used in this Agreement, the term “Claims” shall include all claims, covenants, warranties, promises, payments, debts, obligations, compensation, fees, expenses, actions, suits, causes of action, attorneys’ fees, accounts, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise, whether or not contemplated by the Merger Agreement or any other act or omission of any of the Parties.

(b)       Upon the Effective Date, the Company on behalf of itself and its officers, directors, stockholders, successors, and assigns, does hereby fully and forever release, remise and discharge each of OAC, Merger Sub and the OAC Representative and their respective current and former trustees, officers, directors, shareholders, partners, employees, attorneys and agents, and their predecessors, successors and assigns, and of each of the foregoing in their official and personal capacities (all of whom are expressly deemed third-Party beneficiaries hereof) (collectively, the “OAC Group”) from any and all Claims arising out of or in any way related to the Merger Agreement, the Merger, the Transaction Documents or the prior business dealings among the Parties or their Affiliates.

(c)       Each of OAC, Merger Sub and the OAC Representative, on behalf of itself and himself and each other member of the OAC Group, does hereby fully and forever release, remise and discharge each of the Company and its current and former members, trustees, officers, directors, shareholders, partners, employees, attorneys and agents, and their predecessors, successors and assigns, and of each of the foregoing in their official and personal capacities (all of whom are expressly deemed third-Party beneficiaries hereof) (collectively, the “Company Group”) from any and all Claims arising out of or in any way related to the Merger Agreement, the Merger, the Transaction Documents or the prior business dealings among the Parties or their Affiliates.

4.       No Admissions. Nothing contained herein shall be construed as an admission of any Party of any liability to any other Party. Neither this Agreement nor any of its terms shall be used as an admission or introduced as evidence as to any issue of law or fact in any proceeding, suit or action, other than an action to enforce this Agreement.

5.       Non-Disparagement and Confidentiality. Each of the Parties agree not to disparage the other Party or Parties or their respective members of the OAC Group or the Company Group. Each of the Parties further agrees to maintain the confidentiality of this Agreement and to refrain from disclosing or making reference to the terms thereof, except for such disclosures as may be required pursuant to applicable law, rule or regulation, in response to a subpoena or other legal process, in connection with an action to enforce the terms of this Agreement, or with their accountants or attorneys.

6.       Binding Nature. The Parties agree that this Agreement and all of its terms shall be binding upon their respective successors and assigns licensees.

7.       Governing Law. The terms of this Agreement and all rights and obligations of the Parties, including its enforcement, shall be interpreted and governed by the laws of the State of New York, without regard to conflict of law principles.

8.       Headings. Titles and captions contained in this Agreement are inserted only as a matter of convenience and are for reference purposes only. Such titles and captions are intended in no way to define, limit, expand, or describe the scope of this Agreement or the intent of any other provision hereof.

9.       Integrated Agreement. The terms contained in this Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior negotiations, representations or agreements relating thereto, whether written or oral. The Parties represent that in executing this Agreement, they have not relied upon any representation or statement not set forth herein. The provisions of this Agreement may be waived, modified, amended or repealed, in full or in part, only upon the express written consent of all Parties. No breach of any provision of this Agreement shall be deemed waived unless the waiver is in writing signed by the waiving Party. Waiver of any one breach shall not be deemed a waiver of any other breach of the same or any other provision of this Agreement.

10.     Submission to Jurisdiction; WAIVER OF JURY TRIAL. Each Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the state and federal courts seated in the City of New York, New York (and any appellate court thereof), in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION, DISPUTE, CLAIM, LEGAL ACTION OR OTHER LEGAL PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT.

11.     Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written agreement signed by all of the Parties hereto.

12.     Execution and Counterparts. This Agreement may be executed in counterparts. Such counterparts, when taken together, shall constitute the agreement between the Parties. Electronic, photographic and/or fax copies of such signed counterparts may be used in lieu of the originals of this Agreement for any purpose.

13.     Agreement Read by Parties. Each Party has read this Agreement and fully understands all of the terms used and their significance. Each Party hereto represents and warrants to and for the benefit of each other Party that it has been represented by legal counsel of his, its own choice in the negotiation and preparation of this Agreement, and that this Agreement is executed voluntarily without duress or undue influence on the part or on behalf of any other Party.

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Signature page follows

IN WITNESS WHEREOF, the Parties have executed this Termination and Mutual Release Agreement, as of the Effective Date first above written.

OAC:

ORIGO ACQUISITION CORPORATION

By:	/s/ Edward J. Fred
Name: Edward J. Fred
Title: Chief Executive Officer

The Company:

HIGHTIMES HOLDING CORP.

By:	/s/ Adam E. Levin
Name: Adam E. Levin
Title: Chief Executive Officer

Merger Sub:

HTHC MERGER SUB, INC.

By:	/s/ Edward J. Fred
Name: Edward J. Fred
Title: President

The OAC Representative:

/s/ Jose Aldeanueva
Jose Aldeanueva, in the capacity hereunder as the OAC Representative